Madison Harbor Balanced Strategies, Inc.
N-SAR
March 31, 2005

On May 11, 2005, each of Messrs. Richard W. Maine,
Edward M. Casal and Russell H. Bates, officers of the Fund, filed beneficial ownership reports on Form
3 in connection with their purchase of shares of the Fund's common stock on January 28, 2005, which were originally required by to be filed on February 7, 2005.